Exhibit 10.1

LENSAR, INC.

Non-Employee DIRECTOR COMPENSATION PROGRAM

(As Amended and Restated Effective May 3, 2024)

Non-employee members of the board of directors (the “Board”) of LENSAR, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). This Program has been adopted under the Company’s 2020 Incentive Award Plan (the “Equity Plan”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to equity awards to be automatically granted pursuant to the Program. Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Equity Plan.

1. Cash Compensation.

(a) Annual Retainers.

(i) Non-Employee Director. Each Non-Employee Director (other than the Executive Chairman) shall receive an annual retainer of $50,000 for service on the Board.

(ii) Chairman of the Board/Lead Independent Director. A Non-Employee Director serving as Chairman of the Board or Lead Independent Director shall receive, in lieu of the annual retainer in clause (a) above, an annual retainer of $75,000 for such service.

(b) Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following additional annual retainers, as applicable:

(i) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(ii) Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $7,000 for such service.

(iii) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $9,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $4,500 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(a) or 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock awards hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.

(a) Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board shall be automatically granted a number of stock options to purchase shares of the Company’s common stock under the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, equal to (i) $200,000, divided by (ii) the dollar value, using the Black-Scholes valuation methodology, of the right to purchase one share of the Company’s common stock on the date of such initial election or appointment (using the assumptions used by the Company for financial statement purposes and the closing price per share of the Company’s common stock on the date of such initial election or appointment as the price per share for purposes of such Black-Scholes valuation). The awards described in this Section 2(a) shall be referred to as “Initial Awards.”

(b) Subsequent Awards. A Non-Employee Director who (i) is serving on the Board as of the date of any annual meeting of the Company’s stockholders, and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a number of Restricted Stock Units under the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, equal to (A) $100,000, divided by (B) the closing price per share for the Company’s common stock on the date of such annual meeting. Notwithstanding the foregoing, with respect to the Subsequent Awards to be granted in 2024 pursuant to this Section 2(b), the maximum number of Restricted Stock Units granted to each Non-Employee Director as a Subsequent Award shall not exceed 22,000 Restricted Stock Units. To the extent a Non-Employee Director’s 2024 Subsequent Award is subject to cutback as a result of the previous sentence, the Non-Employee Director shall be entitled to receive a cash payment equal to the amount by which (I) $100,000 exceeds (II) (a) the number of Restricted Stock Units granted to the Non-Employee Director pursuant to this Section 2(b), multiplied by (b) the closing price per share of the Company’s common stock on the date of the 2024 annual meeting of the Company’s stockholders, which cash payment shall be paid within 30 days following the 2024 annual meeting of the Company’s stockholders. To the extent a Non-Employee Director receives any portion of the 2024 Subsequent Award amount in cash, such cash payment shall not be subject to vesting under Section 2(d). The awards described in this Section 2(b) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise entitled, will receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d) Vesting of Awards Granted to Non-Employee Directors. Each Initial Award shall vest and become exercisable as follows: one-third of the shares subject to the Initial Award shall vest and/or become exercisable on the first anniversary of the date of the Non-Employee Director’s election or appointment to the Board, and the remaining shares subject to the Initial Award shall vest and/or become exercisable in substantially equal monthly installments over the two years thereafter, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Each Subsequent Award granted in the form of Restricted Stock Units shall vest in full on the first (1st) anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Unless the Board otherwise determines, no portion of an Initial Award or Subsequent Award which is unvested and/or exercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and/or exercisable thereafter. Upon a Non-Employee Director’s death or Disability, or upon a Change in Control, all outstanding equity awards granted under the Equity Plan, and any other equity incentive plan maintained by the Company, that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Equity Plan or any award agreement.

(e) Deferral Election for Subsequent Awards. Commencing with the Subsequent Awards to be granted in 2024, each Non-Employee Director shall be permitted to elect to defer, or not defer, the payment date of any Subsequent Award granted to such Non-Employee Director for service to the Company (excluding, for clarity, any portion of any 2024 Subsequent Award that is paid in cash) (such election, a “Deferral Election”). Any Deferral Election for a Subsequent Award granted in 2024 (excluding, for clarity, any portion of such 2024 Subsequent Award that is paid in cash) shall be made at such time(s) prior to the date of the 2024 annual meeting of the Company’s stockholders as may be determined by the Board. Any Deferral Election for a Subsequent Award payable in respect of service to the Company for any subsequent calendar year shall be made on or prior to December 31st of the immediately preceding calendar year (or by such other date as determined by the Board in its discretion). Any such Deferral Election shall be made in accordance with election procedures established by the Board, as in effect from time to time.

(f) Changes to Form of Equity Awards in the Future. Notwithstanding the provisions of this Section 2, the Board may, in its discretion, determine that any Initial Awards or Subsequent Awards to be granted in the future may be granted, in whole or in part, in the form of alternative equity awards, such as restricted stock or restricted stock units, in such manner as the Board may determine.

3. Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.

4. Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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